Exhibit 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2011 First Quarter Results

Adjusted Earnings up 13%, with Double-Digit Growth in Both Segments

ALPHARETTA, GEORGIA — May 9, 2011 — Neenah Paper, Inc. (NYSE:NP) today reported income from continuing operations of $0.45 per diluted common share in the first quarter of 2011, compared to income of $0.48 per share in the first quarter of 2010. Income in 2011 included costs of $0.09 per share related to the early redemption of $65 million of Senior Notes. Without this, adjusted income from continuing operations for the first quarter of 2011 was $0.54 per diluted common share, up 13 percent versus the same period of 2010.

Net sales of $173 million in the first quarter of 2011 increased three percent from a year ago. After excluding $2.4 million of pre-tax costs for the early redemption of Senior Notes, adjusted operating income of $17.2 million increased five percent from $16.4 million in the first quarter of 2010. A reconciliation of adjusted income measures to comparable GAAP measures is shown below:

	First Quarter
Continuing Operations	2011	2010
Operating Income	$14.8	$16.4
Loss on Retirement of Bonds	2.4	—
Adjusted Operating Income	$17.2	$16.4

Income	$7.0	$7.3
Loss on Retirement of Bonds	1.4	—
Adjusted Income	$8.4	$7.3

Earnings per Diluted Common Share	$0.45	$0.48
Loss on Retirement of Bonds	0.09	—
Adjusted Earnings per Share	$0.54	$0.48
Diluted Shares	15,537	15,204

“We were pleased with the solid bottom line results and year-on-year gains from both business segments in the first quarter as our teams overcame more than $9 million of higher input costs,” said John O’Donnell, Chief Operating Officer. Mr. O’Donnell will assume the role of Chief Executive Officer following the company’s annual shareholder meeting on May 18. He continued, “In addition, we successfully completed important initiatives in the quarter, including startup of a second meltblown line in Germany to support growth in premium filtration products, expanded direct sales of fine paper envelopes, and redemption of almost one-third of our Senior Notes, which will significantly reduce interest expense.”

Quarterly Segment and Other Financial Results

Technical Products net sales of $105.4 million in the first quarter of 2011 increased eight percent compared to $97.7 million in the first quarter of 2010. Increased sales in 2011 resulted from both a more favorable mix and higher selling prices. Volumes were essentially unchanged from the prior year as strong growth in higher-value products including transportation filtration, label, and abrasive backing were offset by a reduction in shipments of lower value tape products. Benefits from the improved mix and higher average prices were partly offset by a $1 million decrease in sales resulting from currency translation due to a weaker Euro in 2011.

Operating income for Technical Products of $10.5 million in the first quarter of 2011 increased 13 percent compared to $9.3 million in the first quarter of 2010. The higher operating income in 2011 resulted from the more favorable product mix, with growth in premium filtration, abrasive backing and labels, as well as improved cost efficiencies and higher selling prices. These factors more than offset $7 million of higher input costs resulting from increased prices of pulp, latex and energy.

Fine Paper net sales of $67.3 million in the first quarter of 2011 decreased three percent compared to $69.6 million in the first quarter of 2010, as benefits from an improved mix and higher selling prices were not able to fully offset the impact of ten percent lower volumes. The volume decline in 2011 was due to a reduction in shipments of lower value non-branded business as well as reduced market demand. These factors were only partly offset by increased sales to targeted new markets such as label and packaging. The favorable mix and selling prices reflected an increased proportion of higher value products, such as premium branded products and envelopes.

Operating income for Fine Paper of $10.5 million in the first quarter of 2011 increased 11 percent compared to $9.5 million in the first quarter of 2010. The higher income in 2011 was a result of the more profitable product mix, increased selling prices and manufacturing cost efficiencies that were able to offset the impact of lower volume and more than $2 million of higher input costs.

Consolidated selling, general and administrative (SG&A) expense of $17.0 million in the first quarter of 2011 compared to $16.3 million in the prior year. Unallocated corporate expense of $6.2 million in the first quarter of 2011 compared to $2.4 million in the first quarter of 2010. Unallocated costs in 2011 included $2.4 million for the early redemption of $65 million of Senior Notes. Spending in 2010 was low due to timing of certain items and one-time credits for a litigation settlement.

Net interest expense was $4.5 million in the first quarter of 2011, down more than 20 percent compared to $5.7 million in the first quarter of 2010 as a result of both reduced debt levels and lower interest rates. Debt was reduced by approximately $75 million in March 2010 following the sale of the Company’s remaining timberlands. Additional reductions in interest expense in future quarters of 2011 are expected as a result of lower debt levels following the recently completed early redemption of Senior Notes.

The effective income tax rate for the first quarter of 2011 was 32 percent, which was the same rate as the first quarter of 2010.

Cash flow provided from operations in the first quarter of 2011 was $1.4 million compared to $14.3 million in the first quarter of 2010. Lower cash flow from operations in 2011 resulted from increased investments in working capital from seasonally low year-end levels and in order to support sales growth.

Capital spending of $8.2 million in the first quarter of 2011 increased compared to $2.3 million spent in the first quarter of 2010. Capital expenditures in 2011 included approximately $3 million for the completion of a second meltblown line in Germany.

Debt at March 31, 2011 of $215 million was down $30 million compared to $245 million at December 31, 2010. The decrease in debt in 2011 resulted from the early redemption of $65 million of Senior Notes on March 10, 2011 that was financed through use of approximately $34 million of available cash and borrowing against the Company’s existing revolving credit facility.

Discontinued Operations

In the first quarter of 2011, discontinued operations reflected a loss of $0.1 million for an adjustment to Canadian tax obligations. Prior to its sale in March 2010, discontinued operations included results from the company’s timberlands operations. In the first quarter of 2010, income from discontinued operations was $134.6 million. Income in 2010 included a $74.1 million pre-tax gain from the sale of the timberlands and reclassification of $87.9 million from accumulated other comprehensive income into earnings for foreign currency translation gains which were recognized as a result of the Company’s substantially complete liquidation of its Canadian investments.

Conference Call

Neenah Paper will hold a webcast to discuss first quarter earnings and other matters of interest at 11 a.m. Eastern time on Tuesday, May 10. Stockholders and other interested parties are invited either to listen live to the webcast or participate actively in the call by dialing (888) 893-0989 from the U.S. and Canada or (706) 758-4223 for international callers. All participants should use conference ID 63047399.

A replay of the call will be available through the Company’s web site until June 10, 2011 and may also be accessed by dialing (800) 642-1687 in the U.S. or (706) 645-9291 internationally, using conference ID 63047399.

About Neenah Paper, Inc.

Neenah Paper is a leader in premium and performance-based products used in a variety of applications. Its technical products business manufactures a variety of base substrates and applies saturating, coating and other surface treatments to make filtration media, backing and release papers, and other specialty materials for industrial and consumer applications. Neenah also produces premium fine papers for high-end printing and writing needs. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, KIMDURA®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the Company has manufacturing operations in the United States and Germany and sells its products in over 70 countries worldwide. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) changes in prices or availability pulp, energy, latex and other raw materials, (ii) changes in business, market, political and/or economic conditions in the U.S. or other countries in which Neenah Paper does business, (iii) changes in demand levels, market growth rates or pricing of Neenah Paper’s products, (iv) U.S. dollar/Euro and other currency exchange rates, (v) changes in laws, regulations or other governmental policies or new initiatives (including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations), (vi) technological changes and innovations and (vii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Net Sales	$172.7	$167.3
Cost of products sold	139.5	135.0
Gross Profit	33.2	32.3
Selling, general and administrative expenses	17.0	16.3
Loss on retirement of bonds	2.4	—
Other income - net	(1.0)	(0.4)
Operating Income	14.8	16.4
Interest expense-net	4.5	5.7
Income From Continuing Operations Before Income Taxes	10.3	10.7
Provision for income taxes	3.3	3.4
Income From Continuing Operations	7.0	7.3
Income (Loss) From Discontinued Operations, net of income taxes	(0.1)	134.6
Net Income	$6.9	$141.9

Earnings Per Common Share:
Basic
Continuing Operations	$0.47	$0.50
Discontinued Operations	(0.01)	9.12
	$0.46	$9.62

Diluted
Continuing Operations	$0.45	$0.48
Discontinued Operations	(0.01)	8.81
	$0.44	$9.29

Weighted Average Common
Shares Outstanding (000s)
Basic	14,854	14,692

Diluted	15,537	15,204

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Net Sales:
Technical Products	$105.4	$97.7
Fine Paper	67.3	69.6
Consolidated	$172.7	$167.3

Operating Income (Loss):
Technical Products	$10.5	$9.3
Fine Paper	10.5	9.5
Corporate and other	(6.2)	(2.4)
Consolidated	$14.8	$16.4

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$5.6	$48.3
Marketable securities	5.0	—
Accounts receivable - net	87.2	70.7
Inventories	79.4	69.4
Deferred income taxes	22.1	19.5
Prepaid and other current assets	12.6	14.1
Total current assets	211.9	222.0
Property, plant and equipment - net	270.8	261.9
Deferred income taxes	38.1	43.1
Goodwill and other intangibles - net	69.1	65.5
Other non-current assets	10.3	14.2
Total assets	$600.2	$606.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$20.7	$13.6
Accounts payable	37.2	30.4
Accrued expenses	54.0	48.1
Total current liabilities	111.9	92.1
Long-term debt	194.6	231.3
Deferred income taxes	19.5	19.4
Non-current employee benefits	94.7	102.7
Other noncurrent obligations	1.9	2.0
Total liabilities	422.6	447.5
Stockholders’ equity	177.6	159.2
Total liabilities and stockholders’ equity	$600.2	$606.7

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Operating Activities
Net income	$6.9	$141.9
Depreciation and amortization	7.7	8.0
Stock-based compensation	1.0	1.2
Deferred income tax provision	1.4	30.8
Pre-tax gains on disposal of assets	—	(162.0)
Loss on retirement of bonds	2.4	—
Increase in working capital	(14.6)	(2.3)
Pension and other postretirement benefits	(2.6)	(3.2)
Other	(0.8)	(0.1)
Cash provided by operating activities	1.4	14.3
Investing Activities
Capital expenditures	(8.2)	(2.3)
Increase in marketable securities	(1.4)	—
Net proceeds from sale of the Woodlands	—	78.0
Other	0.1	(8.5)
Cash provided by (used in) investing activities	(9.5)	67.2
Financing Activities
Short and long-term borrowings - net	33.6	1.1
Repayment of debt	(66.6)	(72.2)
Cash dividends paid	(1.7)	(1.4)
Other	—	(0.2)
Cash used in financing activities	(34.7)	(72.7)
Effect of exchange rates on cash and cash equivalents	0.1	—
Net increase (decrease) in cash and cash equivalents	$(42.7)	$8.8